Exhibit 4.7.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

CSX CAPITAL TRUST I

THIS Certificate of Amendment of CSX Capital Trust I (the “Trust”) is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of the Trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1. Name. The name of the Trust whose Certificate of Trust is being amended hereby is CSX Capital Trust I.

2. Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name and address of the trustee of the Trust with its principal place of business in the State of Delaware to BNY Mellon Trust of Delaware, 100 White Clay Center, Suite 102, Newark, Delaware 19711.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

BNY MELLON TRUST OF DELAWARE,
not in its individual capacity but solely as trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

DE 3387111